Exhibit 99.1

910 Clopper Road, Suite 220N Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

GENVEC REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

GAITHERSBURG, MD - November 4, 2016 - GenVec, Inc. (NASDAQ: GNVC) today reported financial results for the third quarter ended September 30, 2016. For the three months ended September 30, 2016, the company reported a net loss of $1.2 million or $0.05 per share on revenues of $173,000. This compares to a net loss of $1.5 million or $0.09 per share on revenues of $193,000 for the same period in the prior year. For the nine months ended September 30, 2016, the company reported a net loss of $4.3 million or $0.21 per share on revenues of $489,000. This compares to a net loss of $4.9 million or $0.30 per share on revenues of $725,000 for the same period in the prior year. The company ended the third quarter of 2016 with $8.4 million in cash, cash equivalents, and investments.

“During the third quarter, the FDA lifted the clinical hold on the CGF166 Phase 1/2 clinical trial, which allowed the drug to advance into the next patient cohort at a higher dose level,” said Douglas J. Swirsky, president and CEO of GenVec. “Patient enrollment is currently underway in the fourth cohort and we look forward to updating our stockholders as further progress is made.”

“Operationally, we remain focused on business development activities directed at forming new collaborations to maximize the value of our AdenoVerse™ platform,” Mr. Swirsky continued. “Recently presented data demonstrate the potential of our proprietary vectors to deliver genes to immune cells and we believe our platform may offer unique advantages for applications in emerging areas such as cellular immunotherapy and gene editing.”

Financial Results for the Three Months and Nine Months Ended September 30, 2016

Revenues for the three-month and nine-month periods ended September 30, 2016 were $173,000 and $489,000, respectively, which represent decreases of 10% and 33% as compared to $193,000 and $725,000 in the comparable prior year periods.

The decrease in revenue for the three-month period ended September 30, 2016 is primarily attributable to a reduced work scope under our hearing loss and balance disorders program, which resulted in a $42,000 reduction in revenue in the current period as compared to the same period in 2015. This was partially offset by an increase of $22,000 in revenue for work performed under our malaria program.

The decrease in revenue for the nine-month period ended September 30, 2016 is primarily attributable to the completion of our contract with the U.S. Department of Homeland Security related to our animal health program in February 2015. We recognized $0.2 million in revenue under this contract in the nine months of 2015 with no corresponding revenue associated with this contract in the same period in 2016. Revenue under our animal health program in 2016 is related to the second amendment to our license agreement with Merial Inc. Also contributing to the decrease was a reduced work scope under our hearing loss and balance disorders program, which resulted in a $0.1 million reduction in revenue in the current period as compared to the same period in 2015. Partially offsetting these decreases was an increase in revenue from our malaria program of $0.1 million, primarily attributable to our grant with the NIH. As noted previously, work under this grant was completed in March 2016.

Operating expenses were $1.7 million and $5.6 million for the three-month and nine-month periods ended September 30, 2016, respectively, which are in-line with the comparable prior year periods.

General and administrative expenses for the three-month and nine-month periods ended September 30, 2016 increased 18% and 4%, respectively, with expenses of approximately $1.2 million and $3.8 million in 2016 as compared to $1.0 million and $3.6 million, respectively, in 2015. The increase is primarily attributable to higher expenses for professional services in the three-month period ended September 30, 2016 as compared to the same period in 2015. For the nine-month period ended September 30, 2016, the increase is primarily attributable to higher personnel costs due to the expansion of our workforce by three full-time employees as compared to the same period in 2015.

Research and development expenses for the three-month and nine-month periods ended September 30, 2016 decreased 26% and 10%, respectively, with expenses of approximately $0.5 million and $1.8 million in 2016 as compared to $0.7 million and $2.0 million, respectively, in 2015. The decreases are primarily attributable to lower expenses for personnel and professional services in both the three- and nine-month periods ended September 30, 2016 as compared to the same periods in 2015.

Other income, net for the three-month and nine-month periods ended September 30, 2016 was $323,000 and $841,000, respectively, as compared to $6,000 and $19,000, respectively, for the same periods in 2015. The increases in the 2016 periods were due to a $0.3 million and $1.1 million change in the fair value of the warrant liabilities in connection with our May 10, 2016 registered offering, respectively, for the three- and nine-month periods ended September 30, 2016, partially offset by financing expenses of $250,000 related to the offering, in the nine-month period ended September 30, 2016.

2016 Guidance

For 2016, GenVec continues to anticipate a cash burn between $6.0 million and $6.5 million, exclusive of our May 2016 financing. We believe our existing resources are sufficient to fund operations into 2018.

About GenVec

GenVec is a clinical-stage gene delivery company focused on developing a pipeline of cutting-edge therapeutics and vaccines using its proprietary AdenoVerse™ gene delivery platform. The company is a pioneer in the design, testing and manufacture of adenoviral-based product candidates that can deliver on the promise of gene-based medicine. GenVec’s lead product candidate, CGF166, is licensed to Novartis and is currently in a Phase 1/2 clinical study for the treatment of hearing loss and balance disorders. In addition to its internal and partnered pipeline, the company is also focused on opportunities to license its proprietary technology platform, including vectors and production cell lines, for the development and manufacture of therapeutics and vaccines to the biopharmaceutical industry. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including with respect to GenVec’s hearing loss and balance disorders program, business strategy, expansion of the reach of GenVec’s technology platform, and expectations regarding cash burn, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in, or implied by, the forward-looking statements or historical experience include risks and uncertainties, such as the failure of Novartis to advance GenVec’s hearing loss and balance disorders program or of the interest or success of other potential or existing third-party collaborators, as well as unexpected business expenses or opportunities.  Further information on the factors and risks that could affect GenVec’s business, financial condition and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

Contact:

Rena Cohen
(240) 632-5501

ir@genvec.com

(Tables to follow)

GenVec, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$173	$193	$489	$725

Operating expenses:
General and administrative	1,181	999	3,765	3,619
Research and development	522	705	1,827	2,028
Total operating expenses	1,703	1,704	5,592	5,647

Operating Loss	(1,530)	(1,511)	(5,103)	(4,922)

Other income/(expense):
Change in fair value of warrant liabilities	314	-	1,079	-
Financing expense	-	-	(250)	-
Interest and other income, net	9	6	12	19
Total other income, net	323	6	841	19

Net loss	$(1,207)	$(1,505)	$(4,262)	$(4,903)

Basic and diluted net loss per share	$(0.05)	$(0.09)	$(0.21)	$(0.30)

Shares used in computation of basic and diluted net loss per share	22,736	16,760	20,149	16,614

GenVec, Inc.
Selected Balance Sheet Information
 (in thousands)

	September 30, 2016 (unaudited)	December 31, 2015
Cash, cash equivalents and investments	$8,396	$8,676
Working capital	7,450	7,393
Total assets	9,268	9,463
Stockholders’ equity	6,045	7,680

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